PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED FEBRUARY 23, 2026)	Filed pursuant to Rule 424(b)(3) Registration No. 333-293109

Up to 2,267,857 Ordinary Shares

Check-Cap Ltd.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated February 23, 2026 (as supplemented or amended from time to time, the “Prospectus”) of Check-Cap Ltd. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-293109), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on February 24, 2026 (“Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. The Prospectus Supplement included website addresses solely as inactive textual references. The information contained on those websites is specifically not incorporated by reference into this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2026

Commission File Number: 001-36848

Check-Cap Ltd.

(Exact Name of Registrant as Specified in Charter)

Abba Hushi Avenue

P.O. Box 1271

Isfiya, 30090 Mount Carmel, Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

This Form 6-K is being incorporated by reference into Check-Cap Ltd.’s Registration Statements on Form F-3 (File No. 333-262401) and Form S-8 (File No. 333-203384, 333-226490 and 333-259666) filed with the Securities and Exchange Commission, to be a part thereof from the date on which this Report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

 On February 24, 2026, Check-Cap Ltd. (the “Check-Cap”) announced that MBody AI Corp. (“MBody AI”) has submitted its Nasdaq listing application, representing a significant regulatory milestone toward closing the previously announced merger between Check-Cap and MBody AI.

A copy of the press release announcing this development is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit No.	Description
99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHECK-CAP LTD.
(Registrant)

Date: February 24, 2026	By:	/s/ David Lontini
	Name:	David Lontini
	Title:	Interim Chief Executive Officer

Exhibit 99.1

MBody AI and Check Cap Ltd. ($MBAI) Submit Nasdaq Listing Application for Merger Close

Proposed Nasdaq-listed AI company achieves key regulatory milestone as merger with Check-Cap targets first half of 2026; $30M growth facility available

ISFIYA, Israel, February 24, 2026 (GLOBE NEWSWIRE) — Check-Cap Ltd. (NASDAQ: MBAI) (“Check-Cap” or the “Company”), a Nasdaq-listed company, today announced that MBody AI Corp. (“MBody AI”) has submitted its Nasdaq listing application, representing a significant regulatory milestone toward closing the previously announced merger between Check-Cap and MBody AI. The submission of the application further advances the prospective combined company toward its anticipated Nasdaq Capital Markets (“Nasdaq”) listing, targeted for the first half of 2026, subject to customary closing conditions.

The Nasdaq application submission follows a series of significant milestones achieved in recent months, including the Company’s regaining compliance with Nasdaq continued listing requirements, the filing of a Form F-1 Registration Statement in connection with the equity line of credit facility with ARC Group International Inc., and the furnishing of MBody AI’s audited financial statements as of December 31, 2024 and for the period from October 7, 2024 (date of formation) to December 31, 2024, and as of June 30, 2025 and for the six months then ended, each of which has contributed to accelerating the trajectory toward closing.

“The submission of our Nasdaq listing application is a major step forward in bringing MBody AI to the public markets,” said John Fowler, Chief Executive Officer of MBody AI. “This milestone, combined with our completed audits and the Company’s regaining Nasdaq compliance, reflects the tremendous progress we have made across every dimension of this process. The physical AI opportunity is real, it is scaling now, and MBody AI is positioned at the center of it. We look forward to welcoming public-market investors into that story.”

“We are excited for the future prospect of the combined company. We remain on track to close in the first half of 2026, and we are more energized than ever about what comes next,” said David Lontini, Chairman of the Board and Interim Chief Executive Officer of Check-Cap.

About Check-Cap Ltd.

Check-Cap Ltd. (NASDAQ: MBAI) is a technology company executing a strategic transformation through its shareholder-approved merger with MBody AI. Upon completion, Check-Cap expects to become a publicly traded leader in embodied artificial intelligence, delivering enterprise-grade AI orchestration for robotic systems across hospitality, healthcare, logistics, and data center operations.

About MBody AI Corp.

MBody AI is an embodied artificial intelligence company building the autonomous workforce of the future. Its proprietary, hardware-agnostic MBody AI Orchestrator™ platform delivers real-time data intelligence and AI-driven performance insights for robotic fleets, with capabilities spanning deployment optimization, predictive maintenance, and full-fleet coordination. MBody AI serves Fortune 500 enterprises and blue-chip customers across multiple industry verticals. For more information, visit www.mbody.ai.

Investor Information

Learn more about MBody AI’s growth trajectory at investors.mbody.ai

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, which include, among others, statements regarding the completion and timing of the merger with MBody AI, the anticipated Nasdaq listing and commencement of trading, the Company’s ability to maintain continued compliance with Nasdaq listing requirements, the expected benefits of the merger, MBody AI’s technology roadmap and commercial scaling, the Company’s beliefs about market and technology trends, the anticipated growth of the embodied AI market, the future operations and positioning of the combined company, the anticipated use or non-use of the equity line of credit facility with ARC Group International Inc., and the expected timeline for closing the merger. These forward-looking statements are based on the Company’s current intentions, beliefs, and expectations regarding future events. Actual results may differ materially due to risks and uncertainties including, but not limited to, the satisfaction of closing conditions, the ability to complete the merger on the anticipated timeline or at all, the ability to receive Nasdaq approval and commence trading, integration risks, customer concentration risks, market conditions, and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by law.

Media Contact

MBody AI Corp.

Email: investors@mbody.ai

Phone: (725) 666-1750

Investor Relations

MZ Group North America
Shannon Devine/ Jamie Kirchen
MBAI@mzgroup.us